Question #77.I

The MDT Funds (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open endinvestment management company. The Trust was organized as a Delaware statutory trust on June 26, 2002 and consists of nine series. Prior to August 25, 2005, the Trust was known as the Optimum QTM Funds Trust. The series presently authorized are the All Cap Core Fund, the Tax Aware/All Cap Core Fund, the Large Cap Growth Fund, the Mid Cap Growth Fund, the Small Cap Core Fund, the Small Cap Growth Fund, the Small Cap Value Fund, the Balanced Growth Fund and the Short-Term Bond Fund (collectively referred to as the “Funds”). Pursuant to the 1940 Act, the Funds are each “diversified” series of the Trust.

The All Cap Core, Balanced Growth and Short-Term Bond Funds commenced operations on October 1, 2002. The Tax Aware/All Cap Core, Large Cap Growth, Mid Cap Growth, Small Cap Core, Small Cap Growth and Small Cap Value Funds and each of the respective classes of shares within these Funds commenced operations on September 15, 2005.

Each of the Funds offers three classes of shares: Institutional Class, Class A and Class C. Class A shares are sold with a front-end sales charge. Class C shares may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class A and Class C bear certain expenses relating to distribution and servicing expenditures. Currently, the Class A and Class C shares charge 12b-1 fees of 0.25% and 1.00%, respectively. Please refer to Note 6 for further information on the Rule 12b-1 distribution plans.

From February 12, 2003 through August 25, 2005, the Class A shares of the All Cap Core Fund were known as the Adviser Class and the Institutional Class shares were known as the Memorial Class. On August 25, 2005, the existing shares of the Balanced Growth and Short-Term Bond (f/k/a Capital Conservation) Funds were designated the Institutional Class. The Class A and Class C shares of the Balanced Growth and Short-Term Bond Funds commenced operations on September 15, 2005.